As filed with the Securities and Exchange Commission on June 30, 2009.
File No. 333-________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AARON’S, INC.
(Exact Name of Issuer as Specified in its Charter)

Georgia	58-0687630
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
Aaron’s, Inc.
309 E. Paces Ferry Road, N.E.
Atlanta, Georgia 30305
(404) 231-0011
(Address and Telephone Number of Issuer’s Principal Executive Offices)
Aaron’s, Inc. Deferred Compensation Plan
(Full Title of the Plan)
Mr. Gilbert L. Danielson
Aaron’s, Inc.
309 E. Paces Ferry Road, N.E.
Atlanta, Georgia 30305
(404) 231-0011
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
W. Benjamin Barkley, Esq.
David M. Eaton, Esq.
Kilpatrick Stockton LLP
1100 Peachtree Street, N.E.
Atlanta, Georgia 30309-4530
(404) 815-6500
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large Accelerated Filer ☑	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered	Per Share	Offering Price(2)	Registration Fee
Deferred Compensation Obligations(1)	$54,000,000	100%	$54,000,000	$3,013.20

(1)	The Deferred Compensation Obligations are unsecured obligations of Aaron’s, Inc. to pay deferred compensation in the future in accordance with the terms of the Aaron’s, Inc. Deferred Compensation Plan.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     Aaron’s, Inc. (the “Registrant”) files this Registration Statement on Form S-8 in connection with the approval by the Compensation Committee of the Board of Directors of the Company of the establishment of the Aaron’s, Inc. Deferred Compensation Plan (the “Plan”). The documents containing the information specified in Part I of Form S-8 will be sent or given to each participating employee as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference.
     The Registrant hereby incorporates by reference into this Registration Statement the following:
     (a) The Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the fiscal year ended December 31, 2008.
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referenced in Item 3(a) above, including the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 6, 2009, and the Registrant’s Current Reports on Form 8-K filed with the Commission on February 17, 2009 (dated February 16, 2009); April 10, 2009; April 17, 2009; April 28, 2009; May 15, 2009; May 22, 2009; and June 12, 2009.
     (c) The description of the Common Stock contained in the Registrant’s registration statements filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.
     (d) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.
     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. Description of Securities.
     The securities being registered with respect to the Plan are deferred compensation obligations (“Obligations”) of the Registrant to non-employee directors and employees of the Registrant and of its affiliates who are eligible to participate in the Plan and have elected to participate in the Plan. Under the Plan, non-employee directors of the Company and, as determined by the Compensation Committee in its sole discretion, a select group of management or highly compensated employees (within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended), will be entitled to elect to defer certain portions of their compensation on a pre-tax basis. Specifically, eligible non-employee directors will be able to defer up to 100% of both their cash and stock director fees, and eligible employees will be able to defer up to 75% of their base pay and up to 100% of their bonus compensation.
     The Plan permits participants to elect to contribute a portion of their compensation to one or more book entry deferred compensation accounts, the value of which is adjusted by assuming that the account is invested in one or more benchmark investment funds (“Measuring Investments”) selected by the participant in accordance with the terms of the Plan. The Measuring Investments are different from those offered under the Registrant’s tax-qualified 401(k) plan. The Measuring Investments have varying degrees of risk. Participants may reallocate amounts in their deferred compensation accounts among the Measuring Investments. In addition, the Registrant may make restoration matching contributions on behalf of eligible employees to make up for certain limitations on the amount of matching contributions an employee can receive under the Company’s tax-qualified 401(k) plan. All matching contributions shall be credited to a participant’s account for the applicable Plan year. The Plan does not require that Plan contributions actually be invested in the Measuring Investments. Rather, the Plan provides that such investments are merely book entry devices used to determine the value of the participant’s account under the Plan.
     In addition, the Plan permits participants who are selected by the Registrant and who are granted shares of restricted stock under the Registrant’s stock incentive plans or director compensation programs to enter into agreements to cancel their rights to such restricted stock in return for credits to their Plan accounts in the form of restricted stock units that have the equivalent value of the cancelled restricted stock. All restricted stock units resulting from the deferral of restricted stock awards under the terms of the Plan and all non-employee director stock fees deferred under the Plan will be deemed invested in a corresponding number of shares, respectively, of common stock of the Registrant.
     The Plan does not require the Registrant to establish any trust, escrow arrangement or other mechanism for the purpose of segregating funds for the payment of the Obligations. However, the Registrant has established a grantor trust, known as a “rabbi trust,” to allow it to accumulate assets to help fund payment of the Obligations. No participant in the Plan has any preferred claim to any assets of the trust. Participants have a beneficial interest in the trust’s assets only to the extent provided under the terms and conditions of the trust agreement and the

Plan. The assets of the trust may not be returned to the Registrant until the Obligations are satisfied, unless the Registrant becomes insolvent. The assets of the trust remain subject to the reach of the Registrant’s creditors in the event of the Registrant’s insolvency.
     The Obligations are unsecured general obligations to pay in the future the balance of book entry deferred compensation accounts. A participant’s interest in, and right to receive payment of, the participant’s account under the Plan is an unsecured claim against the general assets of the Registrant and will rank equally with other unsecured indebtedness incurred from time to time by the Registrant. The right of the Registrant, and therefore the right of creditors of the Registrant (including participants in the Plan) to participate in the distribution of the assets of any subsidiary or affiliate of the Registrant upon its liquidation or reorganization or otherwise is necessarily subject to the claims of creditors of the subsidiary or affiliate, except to the extent that claims of the Registrant itself as a creditor of the subsidiary or affiliate may be recognized.
     Deferred amounts may be distributed, as more specifically described in the Plan, during the participant’s employment or upon the participant’s death, retirement, disability or other termination of employment. The Plan provides for payment in a lump sum or, in certain circumstances, in annual installments, as elected by the participant. The Obligations, generally, are denominated and payable in cash in U.S. dollars and are not convertible into any of the Registrant’s securities. However, distributions representing deferred non-employee director stock fees or restricted stock units resulting from the deferral of restricted stock awards are payable in shares of the Registrant’s common stock under the terms of the Plan.
     The Obligations are not subject to sale, assignment, transfer, pledge, anticipation or mortgage and cannot otherwise be encumbered, transferred, alienated or conveyed in advance of payment, except that each participant may designate one or more beneficiaries to receive benefits upon the participant’s death.
     The Registrant reserves the right to amend or terminate the Plan at any time without the consent of participants or their beneficiaries, provided that no amendment or plan termination may directly or indirectly reduce the amount credited to any participant’s account at the date of amendment or termination.
     The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended and the Department of Treasury and Internal Revenue Service guidance thereunder.
     The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan.

ITEM 5. Interests of Named Experts and Counsel.
     The validity and enforceability of the Obligations offered in this Registration Statement will be passed upon for the Registrant by Kilpatrick Stockton LLP, Atlanta, Georgia. Members of that law firm own 26,956 shares of our common stock and 19,448 shares of our Class A common stock.
ITEM 6. Indemnification of Directors and Officers.
     As permitted under Georgia law, the Registrant’s Amended and Restated Articles of Incorporation provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of the duty of care or any other duty owed to the Registrant as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of the director’s duties, of any business opportunity of the Registrant, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions, or (d) for any transaction from which the director received an improper benefit.
     Article VII of the Registrant’s Amended and Restated By-laws requires the indemnification of the Registrant’s officers and directors for any liability and expense incurred by them in connection with or resulting from any threatened, pending or completed legal action or other proceeding or investigation by reason of his being or having been an officer or director. An officer or director may only be indemnified if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Registrant, and, with respect to a criminal matter, he did not have reasonable cause to believe that his conduct was unlawful. In the case of an action by or in the right of the Company, no officer or director who has been adjudged liable to the Registrant is entitled to indemnification, unless and except to the extent that the court reaching such a determination of liability, in view of all the relevant circumstances, shall also determine that despite such liability, such person is fairly and reasonably entitled to indemnification for such expenses that the court shall deem proper.
     Under Georgia law, any officer or director who has been wholly successful on the merits or otherwise in an action or proceeding in his official capacity is entitled to indemnification by the Registrant as of right. All other determinations that indemnification is permissible shall be made by either: (i) a majority vote of a quorum of disinterested directors provided there are at least two disinterested directors; (ii) independent legal counsel selected in accordance with the Georgia Business Corporation Code and at the request of the Registrant’s board of directors; or (iii) the holders of a majority of the Registrant’s stock, excluding shares held by an interested director.
     In the event any payments are made to an officer or director by way of indemnity, other than by court order, action of the shareholders or by an insurance carrier, the Registrant must notify its shareholders of such payment and all relevant details in a timely manner and in no event later than 15 months after the date of such payment.

     The provisions of the Registrant’s Amended and Restated By-laws on indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.
     The Registrant’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.
ITEM 7. Exemption From Registration Claimed.
     Not applicable.
ITEM 8. Exhibits.
     The exhibits included as part of this Registration Statement are as follows:

Exhibit Number	Description

5(a)	Opinion of Counsel to Registrant

23(a)	Consent of Counsel to Registrant (included in Exhibit 5(a))

23(b)	Consent of Independent Registered Public Accounting Firm

24(a)	Power of Attorney (included with signature page)

99(a)	Aaron’s, Inc. Deferred Compensation Plan Master Plan Document (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 12, 2009 and incorporated herein by reference)
ITEM 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     Provided however, that:
     A. Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and
     B. Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 30, 2009.

AARON’S, INC.
By:	/s/ Gilbert L. Danielson
Gilbert L. Danielson
Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY
     We, the undersigned directors and officers of the Company hereby severally constitute and appoint Robert C. Loudermilk, Jr., Gilbert L. Danielson and James L. Cates our true and lawful attorneys with full power to sign for us in our names in the capacities indicated below and any amendment to this registration statement, including any post-effective amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as directors and officers to enable the Company to comply with the provisions of the Securities Act, and all requirements of the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 30, 2009.

Signature	Position

/s/ R. Charles Loudermilk, Sr. R. Charles Loudermilk, Sr.	Chairman of the Board of Directors

/s/ Robert C. Loudermilk, Jr. Robert C. Loudermilk, Jr.	Chief Executive Officer (Principal Executive Officer), President and Director

/s/ Gilbert L. Danielson Gilbert L. Danielson	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

Signature	Position

/s/ Robert P. Sinclair, Jr. Robert P. Sinclair, Jr.	Vice President, Corporate Controller (Principal Accounting Officer)

/s/ William K. Butler, Jr. William K. Butler, Jr.	Chief Operating Officer and Director

/s/ Ronald W. Allen Ronald W. Allen	Director

/s/ Leo Benatar Leo Benatar	Director

/s/ Earl Dolive Earl Dolive	Director

/s/ David L. Kolb David L. Kolb	Director

/s/ John C. Portman John C. Portman	Director

/s/ Ray M. Robinson Ray M. Robinson	Director

/s/ John Schuerholz John Schuerholz	Director

EXHIBIT INDEX

Exhibit No.	Description

5(a)	Opinion of Counsel to Registrant

23(a)	Consent of Counsel to Registrant (included in Exhibit 5(a))

23(b)	Consent of Independent Registered Public Accounting Firm

24(a)	Power of Attorney (included with signature page)